Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Yoshitsu Co., Ltd. on Form F-3 of our report dated August 15, 2022, with respect to our audit, before the effects of the retrospective adjustments related to the business combination under common control, as described in Note 1 and Note 10 are not presented herein, of the consolidated financial statements of Yoshitsu Co., Ltd. for the year ended March 31, 2022 appearing in the Annual Report on Form 20-F of Yoshitsu Co., Ltd. for the year ended March 31, 2024. We ceased to be auditors on December 12, 2022, and accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after December 12, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Friedman LLP

Friedman LLP

New York, New York

August 22, 2024